Filed Pursuant to Rule 433

Registration No. 333-180147-05

*PRICING DETAILS* ABS NEW ISSUE: $1.27BN SDART 2013-2

$1.27BN Santander Drive Auto Receivables Trust (SDART) 2013-2

BOOKRUNNERS: Barclays (str), RBC

CO-MANAGERS: CS, JPM, Santander

CLS	AMT($MM)	MDY/SP	WAL	PWIN	E.FNL	L.FNL	BENCH	SPD	YLD	COUP	PX
A-1	175.000	P-1/A-1+	0.22	1-4	07/13	03/14	YLD		0.26%	0.26%	100.00000
A-2	341.000	Aaa/AAA	0.85	4-17	08/14	03/16	EDSF	+18	0.480%	0.47%	99.99193
A-3	304.870	Aaa/AAA	1.93	17-30	09/15	09/17	EDSF	+33	0.710%	0.70%	99.98283
B	135.650	Aa1/AA	2.79	30-37	04/16	03/18	IntS	+85	1.336%	1.33%	99.99372
C	166.960	A2/A	3.50	37-48	03/17	03/19	IntS	+135	1.962%	1.95%	99.98637
D	76.520	Baa2/BBB	4.13	48-50	05/17	03/19	IntS	+185	2.593%	2.57%	99.96435
E	69.570	Ba2/BB+	4.17	50-50	05/17	04/20

TICKER:	SDART 2013-2	REGISTRATION:	PUBLIC (A-D); 144A (E)
EXPECTED SETTLE:	03/13/13	MIN DENOMS:	1k x 1k (A-D); 750k x 1k (E)
FIRST PAY DATE:	04/15/13	ERISA ELIGIBLE:	YES (except Cls E)
EXPECTED PXING:	PRICED	BILL & DELIVER:	BARCLAYS
EXPECTED RATINGS:	MDY/S&P	PRICING SPEED:	1.50% ABS TO 10% CALL

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. aLTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.